Exhibit 4.23

ASSIGNMENT

For value received, Silicon Valley Bank hereby sells, assigns and transfers unto:

Name: Silicon Valley Bancshares

Address: 3003 Tasman Drive (HA-200)

Santa Clara, CA 95054

TaxID:

that certain Warrant to Purchase Stock issued by Optical Solutions, Inc. (the “Company”), on August 16, 2004 (the “Warrant”) together with all rights, title and interest therein.

SILICON VALLEY BANK

By:	/s/ Jay McNeil
Name:	Jay McNeil
Title:	SVP

Date:     8/19/04

By its execution below, and for the benefit of the Company, Silicon Valley Bancshares makes each of the representations and warranties set forth in Article 4 of the Warrant as of the date hereof.

SILICON VALLEY BANCSHARES

By:	/s/ Paulette Mehas
Name:	Paulette Mehas
Title:	Treasurer